EXPLORATION AND OPTION TO PURCHASE AGREEMENT

THIS EXPLORATION AND OPTION TO PURCHASE AGREEMENT (“Agreement”) effective as of August 21, 2007 (“Effective Date”), is by and between NORTH AMERICAN MINERALS GROUP INC., a British Columbia corporation (“NAMG”), and ICE RESOURCES INC., an Alberta corporation (“ICE”).

A.           Whereas ICE is the holder of a 100% interest in 2 federal lode mining claims comprising of two adjacent  blocks entitled Ruby Valley Mine and Ruby Valley Mine 2  (the “ICE Claims”) and covering property located in Albany county, Wyoming, U.S.A. (the “Property”) as more specifically described in Schedule “A” hereto;

B.           Whereas ICE has agreed to grant to NAMG an option to acquire a 75% interest in the ICE Claims; and

C.           Whereas NAMG wishes to acquire the option to purchase a 75% interest in the ICE Claims.

NOW THEREFORE for good and valuable consideration, the nature, receipt and sufficiency of which is acknowledged, the Parties agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1           Definitions.  In this Agreement and in the Schedules attached hereto:

“Activities” has the meaning set forth in Section 2.2(h).

“Affiliate” means any person, partnership, limited liability company, joint venture, corporation or other form of enterprise which controls, is controlled by, or is under common control with a Party.

“Agreement” means this agreement and all amendments and modifications hereto, and all Schedules hereto, which are incorporated herein by this reference.

“Anniversary Year” means any one (1) year period following the Effective Date and each anniversary of the Effective Date.

“Approval” means any authorization, approval, permit or consent by the State of Colorado, the United States or any other regulatory authority that is required to conduct activity on the Property.

“Area of Interest” has the meaning set forth in Article 7.

“Effective Date” means August 21, 2007.

“Environmental Claims” means any and all administrative or judicial actions, suits, orders, lines, notices, violations or proceedings related to any applicable Environmental Law or any Environmental Permit brought, issued or asserted by; (i) a governmental authority for compliance, damages, penalties, removal, response, remedial or other action pursuant to any applicable Environmental Law; or (ii) a third party seeking damages for personal injury or property damage resulting from the release of Hazardous Material at, to or from the ICE Claims or the Property;

“Environmental Laws” means all federal, provincial, state and local laws, statutes, ordinances, codes, rules and regulations related to protection of the environment or the handling, use, generation, treatment, storage, transportation or disposal of Hazardous Materials;

“Environmental Permit” means all permits, licenses, approvals, authorizations or consents required by any governmental authority under any applicable Environmental Law and includes any and all orders, consent orders or binding agreements issued or entered into by a governmental authority under any applicable Environmental Law;

“Exploration Expenditures” means all costs of maintaining the Property, all direct costs of acquiring land or interests therein and within the Area of Interest and, all exploration and development expenditures incurred with respect to the exploration or development of the Property during the Option Period, including without limitation, sampling, mapping, stripping, drilling, trenching, analytical testing, and any other exploration, development or geological activities performed on the Property whatsoever.

“Exploration Work” means any activity which requires the payment of Exploration Expenditures.

“Government Payments” means payments to the State of Wyoming, the United States or any other regulatory or taxing authority that are required to maintain the ICE Claims in good standing.

“Hazardous Material” means any hazardous or toxic substance, material or waste which is regulated by any federal, provincial, state or local governmental authority under any Environmental Law now or hereafter effective, including, without limitation, any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, or any constituent of any such substance or waste.

“ICE” means ICE Resources Inc., an Alberta corporation.

“Initial Subscription” has the meaning given in Section 3.2.

“Management Committee” means the committee that the Parties will form as set forth in Section 4.2.

“NAMG” means North American Minerals Group Inc., a British Columbia corporation continued in Alberta.

“ICE Claims” has the meaning given in Recital A.

“Non-Refundable Payment” has the meaning given in Section 3.2.

“Operator” means the operator of the Property and the initial Operator shall be NAMG.

“Option” has the meaning set forth in Section 3.1.

“Option Payments” has the meaning set forth in Section 3.1.

“Option Period” means the period of time beginning on the Effective Date and, subject to Section 3.3, ending on the third anniversary of the Effective Date.

“Party” means NAMG or ICE and their respective successors and permitted assigns.

“Production” means Commerical Production at Commerical Production levels and any revenue from the ICE claims satisfactory to ICE

“Property” has the meaning given in Recital A.

1.2           Currency.  Unless otherwise stated, all amounts of moneys referred to in this Agreement are expressed in Canadian dollars.

1.3           Headings.  The division of this Agreement into Articles, and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of the Agreement.

1.4           Expanded Meanings.  In this Agreement and in the Schedules to this Agreement, unless there is something in the subject matter or context inconsistent therewith:

(a)	The singular shall include the plural and the plural shall include the singular;

(b)	The masculine shall include feminine and neuter genders;

(c)	Words of inclusion such as “including” in a list shall be read as being inclusive and without limitation, whether or not so stated; and

(d)	A reference to any statute shall be deemed to extend to and include any amendment or re-enactment of such statute.

1.5           Schedules.  Attached hereto and forming a part of this Agreement are the following Schedules:

Schedule A – ICE Claims

ARTICLE 2
REPRESENTATIONS, WARRANTIES, AND INDEMNITIES

2.1           Mutual Representations and Warranties.  Each Party represents and warrants to the other that:

(a)	it will not breach any agreement or arrangement by entering into or performing this Agreement;

(b)	this Agreement has been duly executed and delivered and is valid and binding upon it and enforceable in accordance with its terms;

(c)
with respect to Parties that are not individuals, it is a corporation duly incorporated and in good standing in accordance with the laws governing its incorporation and is qualified to do business and in good standing in those jurisdictions where necessary in order to carry out the purposes of this Agreement;

(d)
it holds all licences and permits that are required for carrying on its business in the manner in which such business will need to be carried on in order for it to meet its obligations under this Agreement; and

(e)
it has the capacity to enter into and perform its obligations under this Agreement and all transactions contemplated herein and, with respect to Parties that are not individuals, all corporate and other actions required to authorize it to enter into and perform this Agreement have been properly taken and upon written request by the other Party, will provide documentation of such corporate action, including, but not limited to, copies of any necessary resolutions of its board of directors.

2.2           Additional Representations and Warranties of ICE.  ICE by its execution of this Agreement, represents and warrants to ICE that:

(a)
the ICE Claims have been validly issued and are in good standing, and all Government Payments required on or before the Effective Date to keep the ICE Claims in full force and effect have been timely and properly made;

(b)
ICE is the sole legal and beneficial owner of a 100% interest in the mineral rights to the ICE Claims free and clear of all liens, charges, encumbrances, royalties, agreements, underlying interests and conflicting rights or claims of whatsoever nature, other than taxes or royalties that may become payable to a governmental authority in the State of Wyoming or the United States if the ICE Claims are put into production, ICE will provide NAMG with the Right of First Refusal to purchase its share of the minerals sold from the ICE claims.  The price shall be negotiated in good faith with NAMG and formulated in the Definitive Agreement sometime before or at the time the ICE claims are put into production.;

(c)
the ICE Claims have been validly staked, located, recorded and properly acquired by ICE in accordance with all applicable laws and regulations of the State of Wyoming, the United States and any other regulatory authority having jurisdiction over the ICE Claims;

(d)
except as provided for by operation of this Agreement, no person, firm, corporation or other entity of any kind whatsoever has any form of right to explore, develop, mine or otherwise exploit minerals from the ICE Claims or the Property;

(e)
except as provided for by this Agreement, there are no outstanding agreements or options of any kind whatsoever to acquire or purchase the ICE Claims or any interest of any kind whatsoever in the ICE Claims, and no person has any royalty or other interest of any kind whatsoever in the ICE Claims, other than taxes or royalties that may become payable to a governmental authority in the State of Wyoming or the United States if the ICE Claims are put into production, ICE shall provide NAMG a right to purchase its portion of the production and will negotiate the price in good faith at the time or before production  of the ICE claims.;

(f)	no third party consent or approval is required to be obtained by ICE to allow it to enter into and perform obligations under this Agreement;

(g)
in addition to the other representations and warranties contained herein and not in limitation thereof: (i) to the best of ICE’s knowledge, no material releases of Hazardous Materials have occurred at or from the ICE Claims or the Property; (ii) there are no past, pending, or to the best of ICE’s knowledge, threatened, Environmental Claims against or arising from the ICE Claims or the Property; (iii) to the best of ICE’s knowledge, there are no leaking underground storage tanks on the ICE Claims or the Property; and (iv) to the best knowledge of ICE’s, there are no facts, circumstances, or conditions that could reasonably be expected to restrict, under any Environmental Law or Environmental Permit in effect prior to or at the Effective Date, the ownership, occupancy, use or transferability of the ICE Claims.

(h)
all activities by or on behalf of ICE on or in respect of the ICE Claims or the Property prior to the Effective Date (the “Activities”) have been performed in compliance with all applicable laws, rules and regulations, including all laws, rules and regulations relating to operations and reclamation of disturbed lands and those relating to protection of the environment, and ICE has:

i.	not received notice of any alleged violation of any law, rule or regulation with respect to the Activities, the ICE Claims or the Property,

ii.	no knowledge of any threatened or pending governmental investigation into alleged violations of any law, rule or regulation with respect to the Activities, the ICE Claims or the Property, and

iii.
no knowledge of any facts which would lead a well informed and reasonable operator in the mining industry to believe that there has been any violation of any law, rule, or regulation with respect to the Activities, the ICE Claims or the Property;

(i)
ICE has delivered or made available to NAMG copies of all material reports, data, and information within ICE’s possession which concern the ICE Claims or the Property, provided, however, ICE shall be deemed not to warrant the completeness or accuracy of any such data or interpretations;

(j)	ICE has exclusive possession of the ICE Claims;

(k)
ICE is unaware of any material facts or circumstances which have not been disclosed, which should be disclosed to ICE in order to prevent the representations in this Agreement from being materially misleading;

(l)
neither ICE, nor, to the best of ICE’s knowledge, any of ICE’s predecessors in title has done anything or omitted to do anything whereby the ICE Claims or the Property may become subject to any liens, charges, encumbrances, royalties, agreements, underlying interests and conflicting rights or claims;

(m)
there are no adverse claims or challenges of any kind whatsoever, including without limitation, claims or challenges by native or aboriginal peoples or other third parties, against or to the ownership of, or title to, the ICE Claims nor is there any basis therefor;

(n)
ICE has no knowledge of anything with respect to the current or former ownership or usage of the ICE Claims or the Property whereby any litigation affecting ICE’s interest or use of the ICE Claims or the Property may be commenced; and

(o)
there are no material actions, claims, investigations or proceedings, judicial or otherwise, pending, or to the knowledge of ICE threatened, against or relating to ICE, the ICE Claims or the Property which relate to or could adversely affect ICE’s interest in the ICE Claims.

2.3           ICE to Indemnify NAMG.  ICE shall indemnify, defend and hold NAMG harmless from any loss, damage, reclamation obligations or other claims, liability, demands or causes of action which are attributable to ICE’s activities on the Property prior to the execution of this agreement, and for those activities performed while ICE is Operator of the project , including any environmental damage.

2.4           Representations and Warranties to Survive.  The representations and warranties set forth in Article 2 shall survive, for a period of two years, the execution, delivery and termination of this Agreement.

ARTICLE 3
OPTION TO ACQUIRE THE PROPERTY

3.1           Grant of Option.  ICE hereby irrevocably grants to NAMG, or its Affiliate, assign, nominees or subsidiary, the sole and exclusive option for a period of 3 years from the Effective Date (the “Option”) to earn a Seventy Five Percent (75%) interest in the ICE Claims as set forth in Schedule “A” by incurring  the minimum prescribed exploration expenditures (the “Exploration Expenditures”) as set forth in Section 3.2(b) or by taking the ICE Claims to full Production,  and by complying with the other terms of this Agreement to be performed by NAMG during the Option Period.

3.2           Consideration for Option.  Subject to Section  3.3, in order to retain the Option through the end of the Option Period, NAMG shall:

(a)
NAMG shall be obligated to take the ICE claims to full Production or to incur the following minimum Exploration Expenditures by the end of each Anniversary Year as noted below in order to continue this Agreement.  All Exploration Expenditures shall be made as directed by the Management Committee and will be paid to the Operator in the form of cash calls made to NAMG prior to the start of any given approved operation.  Any Exploration Expenditure made by NAMG during any Anniversary Year in excess of the Exploration Expenditures required for such Anniversary Year shall be credited, as far as possible, against Exploration Expenditures required for any subsequent Anniversary Year.  Notwithstanding any other provision in this Agreement, NAMG covenants and agrees to incur $100,000 in Exploration Expenditures by the end of the First Anniversary Year, regardless of whether or not the Option is exercised. Failure to meet the First Anniversary Year’s firm commitment will result in NAMG having to pay the deficiency to ICE (the “Non-Refundable Payment”) .  The Non-Refundable Payment shall be non-refundable and irrevocable, including, without limitation, in the event the Option is not exercised or this Agreement is terminated.  The Option Exploration Expenditures are as follows:

Period	Exploration Expenditures
First Anniversary Year	CDNS$100,000
Second Anniversary Year	CDNS$100,000
Third Anniversary Year	CDNS$100,000
Total Exploration Expenditures	CDN $300,000

3.3           Exercise of Option.  NAMG may exercise the Option at any time during the Option Period (provided that the Option remains in effect at the time of exercise) by giving written notice to ICE and either incurring CDN$300,000 of Exploration Expenditures or paying an aggregate sum equal to all Exploration Expenditures set forth in Section 3.2(b) which is CDN$300,000 less the amount of any Exploration Expenditures, including the Non-Refundable Payment, already incurred on behalf of ICE prior to the date of the notice.  .

3.4           Transfer of Property Interests.  Upon exercise by NAMG of the Option as set forth in Section 3.3, ICE shall immediately provide all written transfer agreements and other instruments necessary to vest in NAMG an undivided Seventy Five Percent (75%) legal and beneficial interest in the ICE Claims, free and clear of all liens, charges, encumbrances, royalties, agreements, underlying interests and conflicting rights or claims of whatsoever nature, other than that stated in clauses 2.2.b and 2.2.e, such transfers being in such proper form that they will be recognized by all applicable regulatory authorities.  In addition, upon exercise by NAMG of the Option as set forth in Section 3.3, ICE and NAMG will negotiate in good faith to form a joint venture on terms mutually agreeable to both Parties.

3.5           Termination of Option.  This Option shall terminate (“Default Termination”) if NAMG fails to fulfil the obligations as set forth in Section 3.2.  Upon Default Termination, NAMG will have no right or interest in the Property and will not be reimbursed for the Initial Subscription or any Exploration Expenditures made pursuant to this Agreement.

3.6           Abandonment of Option.  NAMG may abandon the Option at any time after meeting the firm Exploration Expenditures for the First Anniversary Year or making the Non-Refundable Payment, upon giving 30 days written notice to ICE.

3.7           Results of Abandonment of Option.

(a)
Upon abandonment or deemed abandonment of the Option, NAMG shall have no further right, title or interest in the Property.  NAMG agrees that in the event of abandonment or deemed abandonment of the Option, it shall execute all instruments reasonably requested by ICE to evidence the termination of NAMG’s interest in the Property.

(b)
Except for the Non-Refundable Payment and except as expressly provided in this Agreement, NAMG’s abandonment or deemed abandonment of the Option prior to the exercise thereof shall relieve NAMG from any other obligations hereunder whatsoever, including obligations to make further Exploration Expenditures (other than the Non-Refundable Payment).  Upon any abandonment of the Option hereunder, NAMG shall comply with its obligations incurred under this Agreement prior to the abandonment.

(c)	NAMG shall not be entitled to reimbursement for any Exploration Expenditures made prior to the date of abandonment.

(d)	If ICE has transferred title to any portion of the ICE Claims to NAMG prior to abandonment of the Option, NAMG will retransfer such ICE Claims to ICE within 30 days following abandonment.

3.8           Delivery of Data Upon Abandonment.  If NAMG abandons or is deemed to have abandoned the Option, or if a Default Termination occurs, within 60 days thereafter, it shall furnish to ICE copies of all factual, non-interpretive data developed by or for NAMG with respect to the Property during the period prior to the abandonment which have not previously been made available to ICE including, but not limited to, drill logs, assay reports, geophysical data and maps, geochemical data and maps, and geologic data and maps, metallurgical reports and engineering reports and studies.

ARTICLE 4
MANAGEMENT COMMITTEE, OPERATOR, NAMG PERSONNEL AND PROGRAMS AND BUDGETS

4.1           Management Committee.  Within sixty (60) days of the signature of the Agreement (Effective Date), NAMG and ICE shall form the Management Committee.  The Management Committee will consist of two (2) representatives (and one (1) alternate) from each of NAMG and ICE.  The Management Committee will have overall responsibility for creating an expenditure program and budget for the Property and  determining how and when to spend Exploration Expenditures on the Property.  The Management Committee will meet from time to time, at the discretion of the Parties, or upon the reasonable request of either Party, to review the overall progress of the Exploration Work performed to date and to discuss any other matters which such representatives deem appropriate.  During the Option Period, each Party, acting through its appointed representatives, shall have an equal vote on the Management Committee.  All decisions of the Management Committee shall be determined by a simple majority vote provided that, while NAMG is earning its 75% interest by sole funding the Exploration Expenditures, one NAMG representative shall have a casting and deciding vote in case of a tie vote.  Any action taken by the Management Committee within the scope of this Agreement, in compliance with the preceding sentence, will be binding on each Party.  Either Party may from time to time change its representatives on the Management Committee upon written notice to the other Party.  The Parties agree that the Management Committee may establish one or more sub-committees which shall have such membership and responsibilities as the Management Committee shall determine in writing.

4.2           Initial Operator.  NAMG shall be the initial Operator.  Upon unanimous agreement of the Management Committee, ICE may become the Operator.

4.3           ICE Personnel.  Unless otherwise agreed between the Parties, ICE may at its discretion elect to provide one qualified professional or one field staff (the “ICE Appointee”) to assist the NAMG, as Operator, for each field program or Exploration Work.  The ICE Appointee will assist NAMG on Exploration Work. If any ICE Appointee is not acceptable to NAMG, acting reasonably, ICE may appoint another individual.  ICE shall provide NAMG with a daily rate of such ICE Appointee for NAMG’s approval.

4.4           Programs and Budgets.  NAMG, as the Operator, shall implement the work program and budgets for Exploration Work approved by the Management Committee.  Within sixty (60) days of the formation of the Management Committee, NAMG shall propose programs and budgets for Exploration Work to the Management Committee for the First Anniversary Year.  The Operator shall provide ICE with monthly progress reports covering Exploration Work on the Property as well as provide, within forty-five (45) days of the end of each calendar year, a detailed summary of the nature of the Exploration Work conducted and the results and information obtained.  Within sixty (60) days from the end of each calendar year, the Operator shall propose programs and budgets for Exploration Work to the Management Committee for the following year.

ARTICLE 5
NAMG’S AND THE OPERATOR’S DUTIES DURING OPTION PERIOD

5.1           NAMG’s Duties During the Option Period.  During the Option Period, NAMG shall:

(a)
notify ICE immediately of any material actions, claims, investigations or proceedings, judicial or otherwise, brought or threatened against NAMG in relation to or which could adversely affect ICE’s interest in the ICE Claims or the Property;

(b)	advise ICE immediately of any notice received by NAMG of any alleged violation of any law, rule or regulation with respect Exploration Work on the ICE Claims or the Property; and

(c)	advise ICE immediately of any threatened or pending governmental investigation with respect to the Exploration Work, the ICE Claims or the Property.

5.2           Operator’s Duties During the Option Period.  During the Option Period, the Operator shall:

(a)
with the deemed consent of the Management Committee, make or arrange for all payments required by, licenses, contracts and other agreements related to the Property, pay all taxes, assessments and like charges on the Property and shall otherwise promptly pay and discharge expenses incurred in its operations on the Property;

(b)
except with the consent of the Management Committee, maintain the Property free and clear of all liens, charges, encumbrances, royalties, agreements, underlying interests and conflicting rights created by, through or under either Party;

(c)	promptly apply for and diligently pursue the granting of all Approvals necessary or advisable for the Exploration Work to be conducted during the Option Period;

(d)
permit the authorized representatives of the other Party, at their own risk and expense, access to the Property at all reasonable times upon advance notice and the other Party agrees to indemnify the Operator against and to save it harmless from all costs, claims, liabilities and expenses that the Operator may incur or suffer as a result of any injury (including injury causing death) to any representative of the other Party while on the Property, however, neither Party shall be relieved hereunder of responsibility for its own negligence; and

(e)
conduct all Exploration Work on the Property in a good and professional manner in accordance with sound mining and engineering practices, in accordance with recognized industry practices and in substantial compliance with all applicable laws, regulations, orders and ordinances, including Environmental Laws.

ARTICLE 6
ICE’S DUTIES AND RIGHTS DUTIES DURING OPTION PERIOD

6.1           ICE’s Duties During the Option Period.  During the Option Period, ICE shall:

(a)
notify NAMG immediately of any material actions, claims, investigations or proceedings, judicial or otherwise, brought or threatened against ICE in relation to or which could adversely affect NAMG’s interest in the ICE Claims or the Property;

(b)	advise NAMG immediately of any notice received by ICE of any alleged violation of any law, rule or regulation with respect Exploration Work on the ICE Claims or the Property; and

(c)	advise NAMG immediately of any threatened or pending governmental investigation with respect to the Exploration Work, the ICE Claims or the Property.

6.2            Abandonment of Property by ICE.  During the Option Period, ICE shall not surrender or abandon any ICE Claims within the Property without consulting with NAMG prior to surrender or abandonment of any such claims.  If NAMG does not concur with any proposed surrender or abandonment by ICE, then to the extent allowed by applicable law, ICE shall make available to NAMG that portion of the Property sought to be abandoned or surrendered, at no cost to NAMG but NAMG will be responsible for all encumbrances created by, through or under ICE under the directions and supervision of the Management Committee.  Upon the assignment, such properties shall cease to be subject to this Agreement and ICE shall have no further obligations, provided that ICE is and will only remain responsible for all Environmental Claims and obligations pertaining to Environmental Laws resulting from ICE’s Exploration Work on the ICE Claims prior to the execution of this Agreement and those carried out during the Option Period in contravention of clear directives given by the Management Committee, including reclamation, bonding and clean-up.

ARTICLE 7
AREA OF INTEREST

7.1            Area of Interest.  Subject to the provisions of this Section, any and all mineral interests, staked, acquired or currently owned by ICE or by NAMG, or any Affiliates of ICE or NAMG, during the term of this Agreement within ten (10) aerial kilometres of the Property shall be considered to be within the Area of Interest, except that no such right, title, interest or estate shall cause the Area of Interest to be expanded beyond the original ten (10) aerial kilometre perimeter.  ICE or NAMG, as the case may be shall notify the Management Committee of such acquisitions within ten (10) days after the acquisition, or if the interest is already owned, within ten (10) days of the Effective Date of this Agreement.  The Management Committee shall then have sixty (60) days after delivery of such notice in which to notify ICE or NAMG, as the case may be, that it elects to have, or not to have, such right, title, interest or estate become subject to this Agreement.  In the event that the Management Committee elects to include such property under this Agreement, NAMG shall fund 100% of the costs to acquire such property.  ICE shall only reimburse NAMG for its actual costs of such acquisitions or staking.  Upon such right, title, interest or estate becoming subject to this Agreement, such right, title, interest or estate shall be considered part of the Property under this Agreement.

ARTICLE 8
INDEMNITIES

8.1            Indemnities.  Upon the Effective Date:

(a)
ICE assumes and agrees to indemnify and save harmless NAMG from and against all valid and binding obligations of NAMG which arise by virtue of ICE’s interest in the ICE Claims to the extent that such obligations and liabilities are attributable to a period commencing prior to the Effective Date; and

(b)
NAMG assumes and agrees to indemnify and save harmless ICE’s from and against all valid and binding obligations and liabilities of ICE which arise by virtue of NAMG’s interest in the ICE Claims to the extent that such obligations and liabilities are attributable to a period commencing on or after the Effective Date.

ARTICLE 9
ARBITRATION

9.1           If any dispute of difference of any kind whatsoever (collectively, “Dispute”) shall arise between the Parties in respect of any matter relating to this Agreement or with respect to the interpretation of this Agreement, the Parties shall consult and negotiate with each other in good faith and understanding of their mutual interests, to reach an equitable solution satisfactory to both Parties.  The Party claiming that a Dispute exists will give to the other Party formal written notice of such Dispute together with details of that Dispute.  Unless such Dispute has been resolved by bona fide negotiations between the Parties within sixty (60) days from the date that one Party delivered written notice of such Dispute to the other, it will be referred to a panel comprised of two directors of each of the Parties who then shall attempt to resolve the matter in an agreeable manner.  If the Parties do not reach a solution within an additional period of twenty (20) days, then upon written notice by either Party to the other, the dispute, claim, question or difference shall be submitted to arbitration in accordance with the Laws of the Province of Alberta based upon the following:

(a)
Each of the Parties shall nominate to the arbitration tribunal one arbitrator who is qualified by education and training to pass upon the particular matter to be decided and who is not related in any way to the Party.  The said two arbitrators shall appoint a similarly qualified third arbitrator;

(b)
The arbitrators shall be instructed that time is of the essence in proceeding with their determination of any dispute, claim, question or difference, and in any event, the arbitration award must be rendered within thirty (30) days of the submission of such dispute to arbitration;

(c)	The arbitration shall take place in Calgary, Canada, and shall be conducted in the English language;

(d)
The arbitration award shall be given in writing and shall be final and binding on the Parties, not subject to any appeal, and shall deal with the question of cost of arbitration and all matters related thereto;

(e)
Judgment upon the award rendered may be entered in any court having jurisdiction, or, application may be made to such court for a judicial recognition of the award or an order of enforcement thereof, as the case may be; and

(f)
The Parties hereby stipulate that the arbitrators’ fee shall be a reasonable hourly rate agreed to by the Parties, multiplied by the total time of the arbitrators spent concerning the arbitration.  The arbitrators shall be entitled to receive payment for reasonable disbursements.  If the Parties are unable to agree on a fee within thirty (30) days after the filing of the request for arbitration, then the fee shall be established by the Code of Civil Procedure of the Province of Alberta.  If any Party refuses to arbitrate or institutes any proceeding to stay or enjoin arbitration, the other Party shall be awarded reimbursement of all expenses and legal fees incurred in connection with any such proceeding to stay or enjoin arbitration.

ARTICLE 10
GENERAL

10.1            Implied Covenants.  There are no implied covenants contained in this Agreement, other than those of good faith and fair dealing.

10.2            Unavoidable Delays.  If either Party is prevented or delayed in complying with any provisions or satisfying any condition of this Agreement by reason of events beyond its control, including fire, land closures, the exigencies of nature, unfavorable weather or ground conditions, the action, inaction or refusal of any governmental agency to grant any authorization, approval, permit or consent to conduct exploration or other operations, or unusual delay in the processing or granting of such authorization, approval, permit or consent, environmental restrictions or approvals, and acts of God but excluding the lack of funds, such Party may give notice to the other Party of the event, and upon notice all times herein provided for shall be extended by the period necessary to cure any such event and the Party affected shall use all reasonable means to do so promptly.

10.3            Confidentiality.  The terms and conditions of this Agreement and all data and information coming into the possession of a Party by virtue of this Agreement with respect to the business or operations of the other Party, the ICE Claims or the Property generally, shall be kept confidential and shall not be disclosed to any person not a Party hereto without the prior written consent of the other Party during the term of this Agreement and for a period of one (1) year after the termination of this Agreement, except:

(a)	as required by law, rule, regulation or policy of any stock exchange or securities commission having jurisdiction over a Party;

(b)	as may be required by a Party in the prosecution or defence of a lawsuit or other legal or administrative proceedings;

(c)	as required by a financial institution in connection with a request for financing related in whole or in part by the Party's interest in the Property; or

(d)	to a prospective assignee of a Party's interest in the Property;

and the Party making such required disclosure shall at least 24 hours prior thereto deliver a copy thereof to the other Party unless the Party is required by law to disclose the information earlier.  Notwithstanding the foregoing, any Party may at any time and without the consent of the other share all or any of such data and information with a consultant provided that such consultant shall agree to preserve the confidential nature of such data and information.  Additionally, each Party shall consult with and obtain the written consent of the other Party, which shall not be unreasonably withheld, prior to making or issuing any public announcement, press release or other pubic disclosure with respect to this Agreement.

10.4            Notices.  Any notice required to be given or delivery of documents required to be made under this Agreement shall be in writing and shall be deemed to be well and sufficiently given if delivered, or if mailed, by registered mail, or sent by telecopy, to the Parties at their addresses as follows:

If to ICE:	ICE Resources Inc.
3004 Ogden Road, S.E.
Calgary, AB T2G 4N5
Attention: Peter Leger
Fax No.: (403) 233-2344

With a copy to:	Davis & Company LLP
30th Floor, Shell Centre
400 – 4th Avenue S.W.
Calgary, AB T2P 0J4
Attention: Derrick K. Auch
Fax No.: (403) 213-4465

If to NAMG:	North American Minerals Group Inc.
67 Wall Street, 22nd Floor
New York, NY
10005 USA
Attention: Yosi Lapid
Fax No.: (800) 424-3465

Any notice given as provided in this Section shall be deemed to have been given, if delivered, when delivered, or, if mailed, on the third business day after the date of mailing, or if telecopied, on the first business day after the date of telecopying; provided that if mailed there be, between the time of mailing and the actual receipt of the notice a mail strike, slowdown or other labour dispute which might affect the delivery of such notice, then such notice shall only be effective if actually delivered or if telecopied.

10.5            Applicable Law.  This Agreement shall be construed in accordance with the laws of Alberta.

10.6            Term.  Unless earlier terminated in accordance with the provisions of this Agreement, this Agreement shall remain in full force and effect for so long as both Parties have any right, title or interest in the Property.  Termination of the Agreement shall not, however, relieve any Party from any obligations theretofore accrued but unsatisfied, nor from its obligations with respect to rehabilitation of the Property and reclamation.

10.7            Assignment.  Either Party may assign or otherwise transfer its interest under this Agreement or in the Property to an Affiliate without consent.  Except as provided in the foregoing sentence, neither Party shall transfer, assign or dispose of all or any part of its rights under this Agreement or in the ICE Claims or Property without the prior written consent of the other Party, such consent not to be unreasonably withheld.

10.8            Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the Parties hereto, their respective successors and permitted assigns.

10.9            Entire Agreement.  This Agreement and the documents to be executed hereunder constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

10.10          Counterpart and Facsimile Signature.  This Agreement may be executed in several counterparts and evidenced by a facsimile copy of an original execution page bearing the signature of each Party hereto, each of which when so executed shall be deemed to be an original, and such counterparts or facsimile copies thereof together shall comprise one and the same instrument and, notwithstanding their date of execution, shall be deemed to bear the date as of the date above written.

10.11          Further Acts.  The Parties shall at all times do such further acts and execute and deliver all further documents as may be reasonably required in order to fully perform and carry out the terms of this Agreement.

10.12          Severability.  If any provisions of this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provisions and shall not in any manner affect or render invalid or unenforceable any other provision of this Agreement

   IN WITNESS WHEREOF the Parties hereto have caused this Agreement to be duly executed by their authorized signatories hereunto duly authorized all as of the day and year first above written.

ICE RESOURCES INC.

By:	/s/ Timothy J. Bergen
Name:	Timothy J. Bergen
Title:	Vice President

NORTH AMERICAN MINERALS GROUP

By:	/s/ Yosi Lapid
Name:	Yosi Lapid
Title:	COO

SCHEDULE “A”

ICE CLAIMS

Aug 20 07 07:43p Victor Daniel Norris 9705050714 p.1

PAGE 2

SCHEDULE A

ALL changes made by Vic Norris ON 8/20/07 Agent For ICe USA INC.

MAP

NW CORNER SEC. 18, T24N R70W - FOUND MARKED ROCK IN PILE OF ROCKS WITH RE-BAR AL CAP LS 601 ALONGSIDE AS WITNESS
S79°19'45"E 871.85'
2634.77'
S00°06'33"W
N00°56'28"W
600'
N89°03'32"E 1500'
RUBY VALLEY
MINE
S89°03'32"W 1500'
WMC284668 *
Ruby Valley Mine Two
S89°03'32"W
1500'
1500'
S00°56'28"E
The 2 claims butt up to each other
NW
NE
SW
SE
18
CENTERLINE
PALMER
CANYON
ROAD
RABBIT
CREEK
WM CORNER SEC. 18, T24N R70W - FOUND 2" IRON PIPE W/MARKED BRASS CAP - LS 601
2007 AUG 20 PM 2:58
RECEIVED
DOI - BLM
WYOMING S.O.
WYOMING

RUBY VALLEY MINE LODE CLAIM
IN SECTION 18, T24N, R70W,
ALBANY COUNTY, WYOMING.

FOR: VIC NORRIS DECORATING, LLC
DATE: JULY 22, 2002

PREPARED BY: KENNEDY ENGINEERING
608 9th STREET
WHEATLAND, WYOMING

SCALE: 1" = 600 FEET

NOTE: BEARINGS HEREON ARE RELATIVE TO GEODETIC NORTH AS DETERMINED BY GPS OBSERVATIONS AT THE NORTHWEST CORNER OF SECTION 18, T24N, R70W

ALBANY COUNTY, LARAMIE, WY
JACKIE R. GONZALES, ALBANY COUNTY CLERK

8/20/2007 #2007-6379
4:10 PM 2 OF 2